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Exhibit 99.1

MOTHERS WORK, INC. CONTACT: Edward M. Krell Senior Vice President— Chief Financial Officer (215) 873-2220
For Immediate Release

MOTHERS WORK REPORTS MARCH 2003 SALES
AND UPDATES EARNINGS GUIDANCE

Philadelphia, PA, April 8, 2003—Mothers Work, Inc. (Nasdaq: MWRK), the world's leading maternity apparel retailer, today announced that net sales for the month of March 2003 increased 8.6% to $46.9 million from $43.2 million reported for the month of March 2002. Comparable store sales for March 2003 increased 1.3% (based on 830 locations) versus a comparable store sales increase of 7.6% (based on 732 locations) for the March 2002 period. During March 2003, the Company opened 9 locations and closed 2 locations, ending the month with 949 locations compared to 893 at March 2002, reflecting the Company's net new store openings partially offset by the closure of 28 acquired iMaternity® stores during the last twelve months.

Net sales increased 6.1% to $111.3 million for the second quarter of fiscal 2003 ended March 31, 2003, from $104.9 million for the same period of the preceding year. Comparable store sales increased 0.2% during the second quarter of fiscal 2003 (based on 825 locations) versus a comparable store sales increase of 3.9% during the second quarter of fiscal 2002 (based on 724 locations). For the quarter ended March 31, 2003, the Company opened 22 new locations and closed 8 locations, including one iMaternity store closed during the month of February in connection with the consolidation of the acquired store chain.

Rebecca Matthias, President and Chief Operating Officer of Mothers Work, noted, "We are encouraged by our significantly improved sales performance for the month of March compared to February. Our comparable store sales increased by 1.3% for the month of March even with the adverse impact of the shift in the timing of Easter from March last year to April this year, which we estimate reduced our March comparable store sales increase by approximately 2 percentage points. We began to see a pickup in our sales of Spring merchandise, particularly in the latter half of the month, as warmer weather in much of the United States seems to have spurred on Spring sales, notwithstanding the commencement of Operation Iraqi Freedom on the evening of March 19. Our net sales of $111.3 million for the second quarter met the revised sales guidance of approximately $111 million we provided in our March 6, 2003 press release. However, including a legal expense charge of approximately $0.8 million (representing approximately $0.09 diluted earnings per share impact) related to the estimated settlement cost of certain litigation, we now estimate that diluted earnings per share for the second quarter will be in the range of $0.04 to $0.07, compared to diluted earnings per share of $0.02 for last year's second quarter. In our March 6, 2003 press release, we provided guidance for second quarter diluted earnings per share in the range of $0.15. At that time we did not expect to recognize such legal expense charge during the second quarter, since the settlement costs of such litigation were not probable and estimable. In terms of our outlook for the full year fiscal 2003, we currently expect diluted earnings per share to be between $2.50 and $2.60, compared to our previous full year guidance of between $2.60 and $2.70 per share provided in our first quarter earnings press release of January 21, 2003.

We will report results for our second quarter on April 22, 2003, at which time we will provide additional information related to our results for the second quarter and our future financial guidance, and will host an investor conference call."

Mothers Work is the world's largest designer and retailer of maternity apparel, using its custom TrendTrack™ merchandise analysis and planning system as well as its quick response replenishment process to "give the customer what she wants, when she wants it." Mothers Work operates 949 maternity locations, including 801 stores and 148 leased departments, predominantly under the tradenames Motherhood Maternity®, A Pea in the Pod®, and Mimi Maternity® and sells on the web through its maternitymall.com and brand-specific websites.

The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or made from time to time by management of the Company, including expected results of operations, involve risks and uncertainties, and are subject to change based on various important factors. The following factors, among others, in some cases have affected and in the future could affect the Company's financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any such forward-looking statements: changes in consumer spending patterns, raw material price increases, consumer preferences and overall economic conditions, the impact of competition and pricing, availability of suitable store locations, continued availability of capital and financing, ability to hire and develop senior management and sales associates, ability to develop and source merchandise, ability to receive production from foreign sources on a timely basis, and other factors set forth in the Company's periodic filings and registration statements filed with the Securities and Exchange Commission, or in materials incorporated therein by reference.

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  Exhibit 99.1
MOTHERS WORK REPORTS MARCH 2003 SALES AND UPDATES EARNINGS GUIDANCE